Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE

        This Second Supplemental Indenture, dated as of December 12, 2005 (this “Supplemental Indenture”), is entered into between GENERAL MILLS, INC., a Delaware corporation (the “Company”), and BNY MIDWEST TRUST COMPANY, an Illinois trust company, as Trustee (the “Trustee”).

W I T N E S S E T H :

        WHEREAS, the Company and the Trustee have entered into that certain Indenture, dated as of October 28, 2002 (as amended and supplemented from time to time, the “Indenture”), providing for the issuance of the Company’s Zero Coupon Convertible Senior Debentures due 2022 (the “Securities”);

        WHEREAS, Section 9.02 of the Indenture provides that with the consent of the Holders of not less than a majority of the principal amount at maturity of the Securities then outstanding, the Indenture or the Securities may be amended, modified or supplemented as specified in such Section 9.02;

        WHEREAS, pursuant to its Consent Solicitation Statement dated as of November 21, 2005, the Company has solicited the consents from Holders of the Securities to the amendment set forth in this Supplemental Indenture (the “Amendment”);

        WHEREAS, the Company has received the written consent to the Amendment from Holders of a majority of the principal amount at maturity of the outstanding Securities; and

        WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture have been complied with and pursuant to Section 9.06 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

        NOW, THEREFORE, for and in consideration of the premises set forth above, each of the Company and the Trustee agrees for the benefit of the other party and for the equal and ratable benefit of the Holders of the Securities as follows:

ARTICLE 1

DEFINITIONS

        Section 1.01.   All capitalized terms which are used herein and not otherwise defined herein are defined in the Indenture and are used herein with the same meanings as in the Indenture.

ARTICLE 2

AMENDMENTS

        Section 2.01.   The last sentence of the first paragraph of Section 3.09(a) of the Indenture is hereby amended and restated in its entirety to read as follows:

“The Company may not change its election pursuant to this Section 3.09 with respect to the consideration (or components or percentages of components thereof) to be paid once the Company has given its notice of such election (whether given in a Company Notice or prior to delivery of a Company Notice) to Holders.”

        Section 2.02.   Paragraph (b) of Section 10.06 of the Indenture is hereby amended and restated in its entirety to read as follows:

        “(b)   The Company will inform the Holders no later than two Business Days following the Conversion Date (“Cash Settlement Notice Period”) of its election to pay cash in lieu of delivery of the Common Stock otherwise issuable upon conversion, unless the Company has already informed Holders of its election in connection with the Company’s redemption of the Securities pursuant to Section 3.01 herein. Holders may retract their conversion notice at any time during the two Business Day period beginning on the day after the final day of the Cash Settlement Notice Period (“Conversion Retraction Period”); no such retraction can be made (and a conversion notice shall be irrevocable) if the Company does not elect to deliver cash in lieu of Common Stock (other than cash in lieu of fractional shares). If the conversion notice has not been retracted, then settlement (in cash and/or Common Stock) will occur on the day following the final day of the Cash Settlement Averaging Period. The Company may not change its election pursuant to this Section 10.06 with respect to the consideration (or components or amounts of components thereof) to be delivered upon conversion of a Security once the Company has given its notice of such election (whether given during the Cash Settlement Notice Period or prior to the Cash Settlement Notice Period) to Holders.”

ARTICLE 3

MISCELLANEOUS

        Section 3.01.   The Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects adopted, ratified and confirmed, and all of the terms, provisions and conditions thereof shall be and remain in full force and effect, and this Supplemental Indenture and all its provisions shall be deemed a part thereof. For the avoidance of doubt, the parties confirm that the Amendment, and the payment by the Company and the receipt by the Holders of the Securities of a fee in respect of the consent of the Holders to such an Amendment, are not intended by the parties to (i) discharge, rescind, cancel or extinguish all or any part of the indebtedness represented by the Securities or (ii) to effect a novation, reissuance or disposition of the indebtedness represented by the Securities or to create new indebtedness in respect of the indebtedness represented by the Securities.

        Section 3.02.   In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

        Section 3.03.   THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAWS AND RULES OF SAID STATE.

        Section 3.04.   The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

        IN WITNESS WHEREOF, the Company and the Trustee have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

GENERAL MILLS, INC.

By:	/s/ David B. Van Benschoten
Name: David B. Van Benschoten Title: Vice President and Treasurer

BNY MIDWEST TRUST COMPANY, As Trustee

By:	/s/ D.G. Donovan
Name: D.G. Donovan Title: Vice President